Exhibit 99.1

News Release

Contact:        Investors - Karin Demler, (615) 263-3005

    Media - Steve Owen, (615) 263-3107

CCA APPOINTS MARK A. EMKES TO ITS BOARD OF DIRECTORS

NASHVILLE, TENN. – August 14, 2014 – CCA (Corrections Corporation of America) (NYSE: CXW), America’s largest owner of partnership correctional and detention facilities, announced today that Mark A. Emkes, has been appointed as an independent member of CCA’s Board of Directors, increasing the membership to twelve directors.

“We are very pleased to announce Mark Emkes as our newest board member. CCA is strongly committed to finding the best people to lead our company,” said John Ferguson, Chairman of CCA’s Board of Directors. “Mark brings significant experience in leading a large international manufacturing, distribution and sales company as well as unique experience having served a period of time in state government. We believe his experience, knowledge and leadership will be an asset in overseeing management’s initiatives and will benefit our organization for years to come.”

Mark Emkes, age 61, began his career at the Firestone Tire and Rubber Company in 1975. From 1979 to 2000, Emkes’ career at Firestone took him overseas, holding various management positions in the Middle East, Europe and South America. After returning to the United States in 2000, Emkes was named President of Bridgestone Firestone Latin America. In September 2002, Emkes was promoted to Chairman, CEO and President of Bridgestone Firestone North American Tire, LLC while serving concurrently as a member of the Board of Directors of the parent company, Bridgestone Americas Holding, Inc. In April 2004, Emkes was promoted to Chairman and CEO of Bridgestone Americas Holdings, Inc. and was elected as a member of the Board of Directors of the Tokyo-based Bridgestone Corporation, a position from which he retired in February 2010.

Shortly after retiring from Bridgestone, Tennessee Governor Bill Haslam asked Emkes to serve as Commissioner of Finance and Administration for the State of Tennessee. Emkes served in that capacity until his retirement from state government in May 2013.

Emkes has served as President of the Middle Tennessee Council of the Boy Scouts of America, on the Board of Directors of the Community Foundation of Middle Tennessee, and on the Advisory Board of Habitat for Humanity, Nashville Chapter. He also was Chairman of Nashville’s 2010 Heart Walk and is a member of CEOs Against Cancer, Tennessee Chapter. Emkes currently serves on the boards of Greif, Inc., First Horizon National Corporation and Clarcor, Inc.

Emkes was the 2011 recipient of the Jennings A. Jones Champion of Free Enterprise Award and in October 2012 was inducted into the Nashville Business Hall of Fame.

Emkes holds a bachelor of arts degree in economics from Indiana’s DePauw University and a master of business administration degree from the Thunderbird School of Global Management, located in Glendale, Arizona.

About the Company

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently own or control 52 correction and detention facilities and manage 12 additional facilities owned by our government partners, with a total design capacity of approximately 84,500 beds in 19 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential, community re-entry and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.